Exhibit 99.1

eBAY INC. ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS
- Reports Record Q2 Net Revenues of $1.83 Billion -
- Delivers Q2 GAAP Diluted EPS of $0.27 and Non-GAAP Diluted EPS of $0.34 -
- Company Repurchases $344 Million of Common Stock in Q2 -

San Jose, Calif, July 18, 2007 — eBay Inc. (Nasdaq:  EBAY; www.ebay.com) reported financial results for its second quarter ended June 30, 2007.

eBay reported record consolidated Q2-07 net revenues of $1.83 billion, representing a growth rate of 30% year over year. GAAP operating income was $457 million, an increase of 47% year over year, and represented 24.9% of net revenues. Non-GAAP operating income was $595 million, an increase of 29% year over year, and represented 32.4% of net revenues.

GAAP net income in Q2-07 increased 50% year over year to $376 million, or $0.27 earnings per diluted share. Non-GAAP net income increased 34% year over year to $471 million, or $0.34 earnings per diluted share. GAAP and non-GAAP earnings per diluted share increased 57% and 40% year over year, respectively.

The company purchased approximately 10 million shares of its common stock at a total cost of approximately $344 million during the quarter out of its authorized stock repurchase program of up to $2 billion by January 2009.

“The quarter was a very good one for the company, as our portfolio of businesses continued to deliver value to our global community,” said eBay President and CEO, Meg Whitman. “Providing a great user experience has always been critical to our success and will remain part of our ongoing focus as we expand the business further.”

Q2 Business Unit Discussion

Marketplaces

Overall, eBay’s Marketplaces business posted strong results in the quarter, with solid top-line growth and expanded margins. The company continues to make significant investments to reinvigorate its core auctions business as well as to expand its portfolio of adjacent businesses.

Marketplaces net revenues totaled a record $1.29 billion in Q2-07, a growth rate of 26% over the $1.03 billion reported in Q2-06. eBay’s users posted a total of 559 million listings in Q2-07, 6% lower than the 596 million listings posted in Q2-06. These listings generated Gross Merchandise Volume (GMV) of $14.46 billion in Q2-07, representing a 12% year-over-year increase from the $12.90 billion reported in Q2-06.

Payments

PayPal had another exceptional quarter, with accelerating Total Payment Volume (TPV) and revenue growth. PayPal’s Merchant Services business recorded outstanding results, as PayPal expanded its global footprint to new geographies and currencies during the quarter.

PayPal net revenues totaled a record $454 million in Q2-07, a growth rate of 34% over the $339 million reported in Q2-06. Global TPV was $11.69 billion in Q2-07, a 32% increase from the $8.86 billion reported in Q2-06.

PayPal Merchant Services contributed $4.92 billion globally to the $11.69 billion in global TPV in Q2-07, representing a 57% increase from the $3.13 billion reported in Q2-06.

Communications

Skype continues to grow rapidly, while delivering segment profitability for the second quarter in a row.

Skype net revenues totaled a record $90 million in Q2-07, a growth rate of 103% over the $44 million reported in Q2-06.

Skype had 220 million registered user accounts at the end of Q2-07, representing a 94% increase from the 113 million registered user accounts at the end of Q2-06.

Other selected financial results

Operating Margin — GAAP operating margin increased to 24.9% in Q2-07, up from 22.1% in Q2-06. Non-GAAP operating margin decreased slightly to 32.4% in Q2-07, from 32.6% in Q2-06. The slight decrease in non-GAAP operating margin is the result of the negative gross margin mix impact coming from our lower margin businesses, such as PayPal and Skype, mostly offset by productivity gains.

Taxes — The GAAP effective tax rate for Q2-07 was 23%, which was a decrease from 26% for Q2-06 and 24% in Q1-07. The non-GAAP effective tax rate in Q2-07 was 25%, which was a decrease from 28% for Q2-06 and 26% in Q1-07. The lower tax rates in Q2-07 resulted primarily from increased profits generated through the expansion of our international operations.

Cash Flows — GAAP operating cash flows increased to $655 million in Q2-07. Free cash flow increased to $533 million in Q2-07.

Cash, Cash Equivalents, and Investments — The company’s cash, cash equivalents, and investments totaled approximately $3.78 billion at the end of Q2-07.

“Overall, we posted great financial results in the second quarter.” said Bob Swan, chief financial officer, eBay Inc. “We’re now halfway through the year, and we’re increasingly confident in our ability to deliver even stronger full year revenue and earnings growth through our portfolio of businesses.”

Business Outlook

Third Quarter 2007 — eBay expects consolidated net revenues for Q3-07 to be in the range of $1.775 billion to $1.825 billion. Non-GAAP earnings per diluted share for Q3-07 are expected to be in the range of $0.31 to $0.33. These amounts assume a US dollar to Euro exchange rate of $1.30.

Full Year 2007 — eBay now expects consolidated net revenues for 2007 to be in the range of $7.300 billion to $7.450 billion. Non-GAAP operating margin for 2007 is expected to be approximately 33%. Non-GAAP earnings per diluted share for 2007 are now expected to be in the range of $1.34 to $1.38. These amounts assume a US dollar to Euro exchange rate of $1.30.

Quarterly Conference Call

eBay will host a conference call to discuss second quarter results at 2 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. See “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP to Non-GAAP Operating Income,” “Reconciliation of GAAP to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release for further information regarding these non-GAAP financial measures, including a reconciliation of these measures to the nearest comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. These statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive e-commerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the regulatory, patent, and competitive and other risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks as its product offerings expand, its services are offered in more jurisdictions and applicable laws become more restrictive; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; fluctuations in foreign exchange rates; the company’s ability to profitably expand its business model to new types of merchandise and sellers; assumptions and methods used to value and expense stock options provided to employees; and, the company’s ability to profitably integrate, manage and grow recent and future acquisitions and other transactions. The forward-looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at http://investor.ebay.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet
(In Thousands)

	December 31,	June 30,
	2006	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,662,792	$3,418,349
Short-term investments	542,103	181,983
Accounts receivable, net	393,195	379,850
Funds receivable	399,297	502,041
Restricted cash	12,738	17,207
Other current assets	960,461	980,946

Total current assets	4,970,586	5,480,376
Long-term investments	277,853	176,138
Property and equipment, net	998,196	1,032,673
Goodwill	6,544,278	6,917,265
Intangible assets, net	682,977	681,240
Other assets	20,121	73,465

	$13,494,011	$14,361,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,392	$94,487
Funds payable and amounts due to customers	1,159,952	1,293,457
Accrued expenses and other current liabilities	681,669	725,969
Deferred revenue and customer advances	128,964	145,236
Income taxes payable	464,418	69,494

Total current liabilities	2,518,395	2,328,643
Deferred and other tax liabilities, net	31,784	447,788
Other liabilities	39,200	45,197

Total liabilities	2,589,379	2,821,628

Total stockholders’ equity	10,904,632	11,539,529

	$13,494,011	$14,361,157

eBay Inc.

Unaudited Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Net revenues (1)	$1,410,784	$1,834,429	$2,801,203	$3,602,503
Cost of net revenues	296,883	416,789	580,480	810,478

Gross profit	1,113,901	1,417,640	2,220,723	2,792,025

Operating expenses:
Sales and marketing	384,347	477,768	773,031	921,020
Product development	123,972	147,934	243,042	285,532
General and administrative	236,576	283,478	466,128	561,837
Amortization of acquired intangible assets	57,592	51,554	104,484	98,903

Total operating expenses	802,487	960,734	1,586,685	1,867,292

Income from operations (2)	311,414	456,906	634,038	924,733
Interest and other income, net	25,629	33,967	51,388	63,987
Interest expense	(929)	(2,734)	(1,676)	(7,276)

Income before income taxes	336,114	488,139	683,750	981,444
Provision for income taxes	(86,120)	(112,315)	(185,474)	(228,444)

Net income	$249,994	$375,824	$498,276	$753,000

Net income per share:
Basic	$0.18	$0.28	$0.35	$0.55

Diluted	$0.17	$0.27	$0.35	$0.55

Weighted average shares:
Basic	1,411,925	1,361,046	1,409,190	1,363,986

Diluted	1,435,757	1,378,697	1,438,746	1,381,484

(1)	Net revenues in the three-month period ended Q2-07 were positively impacted by foreign currency translation of approximately $58 million compared to the same period of the prior year. Net revenues in the six-month period ended Q2-07 were positively impacted by foreign currency translation of approximately $125 million compared to the same period of the prior year. On a sequential basis, Q2-07 net revenues were positively impacted by foreign currency translation of approximately $24 million.

(2)	Operating income in the three-month period ended Q2-07 was positively impacted by foreign currency translation of approximately $32 million, compared to the same period of the prior year. Operating income in the six-month period ended Q2-07 was positively impacted by foreign currency translation of approximately $73 million, compared to the same period of the prior year. On a sequential basis, Q2-07 operating income was positively impacted by foreign currency translation of approximately $12 million.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows
(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Cash flows from operating activities:
Net income	$249,994	$375,824	$498,276	$753,000
Adjustments:
Provision for doubtful accounts and authorized credits	24,827	20,452	51,874	45,247
Provision for transaction losses	24,279	33,832	49,906	69,769
Depreciation and amortization	142,426	146,722	265,712	290,171
Stock-based compensation related to stock options and employee stock purchases	85,408	79,621	169,226	151,571
Tax benefit from stock-based compensation	53,082	30,014	90,524	53,009
Excess tax benefit from stock-based compensation	(37,601)	(16,001)	(60,973)	(29,774)
Deferred income taxes	(5,800)	(9,145)	(13,300)	(51,177)
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(14,697)	(20,241)	(37,598)	(32,917)
Funds receivable	4,062	(77,159)	33,810	(100,437)
Other current assets	(15,765)	(4,352)	(133,491)	(22,873)
Other non-current assets	1,514	(35,469)	8,777	(57,833)
Accounts payable	23,336	153	75,292	8,560
Funds payable and amounts due to customers	5,684	93,572	80,015	118,546
Accrued expenses and other liabilities	(6,962)	13,078	(25,722)	(27,425)
Deferred revenue and customer advances	15,641	2,358	24,664	16,534
Income taxes payable and other tax liabilities	(33,915)	21,326	22,725	35,106

Net cash provided by operating activities	515,513	654,585	1,099,717	1,219,077

Cash flows from investing activities:
Purchases of property and equipment, net	(148,432)	(121,328)	(282,008)	(206,741)
Purchases of investments	(113,137)	(47,616)	(491,224)	(160,143)
Maturities and sales of investments	395,382	232,571	761,159	625,267
Acquisitions, net of cash acquired	(45,505)	(61,636)	(45,505)	(320,195)
Other	(1,245)	959	(1,245)	2,112

Net cash provided by (used in) investing activities	87,063	2,950	(58,823)	(59,700)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	94,395	92,286	175,001	184,441
Repurchases of common stock, net	—	(343,776)	—	(674,861)
Excess tax benefits from stock-based compensation	37,601	16,001	60,973	29,774

Net cash provided by (used in) financing activities	131,996	(235,489)	235,974	(460,646)

Effect of exchange rate changes on cash and cash equivalents	23,375	29,294	43,933	56,826

Net increase in cash and cash equivalents	757,947	451,340	1,320,801	755,557
Cash and cash equivalents at beginning of period	1,876,434	2,967,009	1,313,580	2,662,792

Cash and cash equivalents at end of period	$2,634,381	$3,418,349	$2,634,381	$3,418,349

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Type

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007

Net Transaction Revenues
Marketplaces	$997,121	$1,017,274	$1,198,418	$1,211,545	$1,236,835
Current quarter vs prior quarter	1%	2%	18%	1%	2%
Current quarter vs prior year quarter	22%	22%	24%	22%	24%
Percent of Marketplaces revenue from international	51%	49%	51%	52%	52%
Payments	330,684	340,032	402,958	418,992	432,294
Current quarter vs prior quarter	1%	3%	19%	4%	3%
Current quarter vs prior year quarter	39%	42%	35%	28%	31%
Percent of Payments revenue from international	38%	38%	40%	41%	42%
Communications	44,158	50,021	63,417	77,078	89,133
Current quarter vs prior quarter	26%	13%	27%	22%	16%
Current quarter vs prior year quarter	—	—	156%	119%	102%
Percent of Communications revenue from international	86%	84%	84%	85%	85%

Total net transaction revenues	1,371,963	1,407,327	1,664,793	1,707,615	1,758,262
Current quarter vs prior quarter	1%	3%	18%	3%	3%
Current quarter vs prior year quarter	30%	31%	29%	26%	28%
Advertising and other non-transaction revenues
Total advertising and other non-transaction revenues	38,821	41,310	55,108	60,459	76,167
Current quarter vs prior quarter	6%	6%	33%	10%	26%
Current quarter vs prior year quarter	34%	44%	49%	65%	96%

Total net revenues	$1,410,784	$1,448,637	$1,719,901	$1,768,074	$1,834,429

Current quarter vs prior quarter	1%	3%	19%	3%	4%
Current quarter vs prior year quarter	30%	31%	29%	27%	30%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Segment

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007

Marketplaces	$1,027,535	$1,049,039	$1,237,523	$1,250,200	$1,290,552
Current quarter vs prior quarter	1%	2%	18%	1%	3%
Current quarter vs prior year quarter	22%	22%	24%	23%	26%
Percent of Marketplaces revenue from international	50%	49%	50%	51%	52%
Payments	339,091	349,577	416,796	439,341	454,167
Current quarter vs prior quarter	1%	3%	19%	5%	3%
Current quarter vs prior year quarter	39%	41%	37%	31%	34%
Percent of Payments revenue from international	38%	38%	41%	41%	42%
Communications	44,158	50,021	65,582	78,533	89,710
Current quarter vs prior quarter	26%	13%	31%	20%	14%
Current quarter vs prior year quarter	—	—	164%	123%	103%
Percent of Communications revenue from international	86%	84%	84%	85%	84%

Total net revenues	$1,410,784	$1,448,637	$1,719,901	$1,768,074	$1,834,429

Current quarter vs prior quarter	1%	3%	19%	3%	4%
Current quarter vs prior year quarter	30%	31%	29%	27%	30%

Net Revenues by Geography

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007

US net revenues	$724,699	$763,864	$872,287	$884,909	$895,820
Current quarter vs prior quarter	(3)%	5%	14%	1%	1%
Current quarter vs prior year quarter	25%	26%	20%	18%	24%
Percent of total	51%	53%	51%	50%	49%
International net revenues	686,085	684,773	847,614	883,165	938,609
Current quarter vs prior quarter	7%	(0)%	24%	4%	6%
Current quarter vs prior year quarter	36%	38%	40%	38%	37%
Percent of total	49%	47%	49%	50%	51%

Total net revenues	$1,410,784	$1,448,637	$1,719,901	$1,768,074	$1,834,429

Current quarter vs prior quarter	1%	3%	19%	3%	4%
Current quarter vs prior year quarter	30%	31%	29%	27%	30%

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data
(In Millions, Except Percentages)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007

Confirmed Registered Users (1)	202.7	211.9	221.6	233.4	241.0
Current quarter vs prior quarter	5%	5%	5%	5%	3%
Current quarter vs prior year quarter	29%	26%	23%	21%	19%
Active Users (2)	77.7	79.8	81.8	82.9	83.3
Current quarter vs prior quarter	3%	3%	3%	1%	0%
Current quarter vs prior year quarter	20%	17%	14%	10%	7%
Number of Non-Store Inventory Listings (3)	490.5	488.3	526.5	509.3	480.0
Current quarter vs prior quarter	(0)%	(0)%	8%	(4)%	(6)%
Current quarter vs prior year quarter	22%	20%	10%	4%	(2)%
Number of Store Inventory Listings (3)	105.5	95.4	83.7	79.1	79.1
Current quarter vs prior quarter	25%	(10)%	(12)%	(5)%	0%
Current quarter vs prior year quarter	178%	85%	27%	(6)%	(25)%
Gross Merchandise Volume (4)	$12,896	$12,639	$14,434	$14,281	$14,464
Current quarter vs prior quarter	3%	(2)%	14%	(1)%	1%
Current quarter vs prior year quarter	18%	17%	20%	14%	12%
Fixed Price Trading (5) as % of gross merchandise volume	35%	37%	38%	39%	39%
eBay Stores (6) (in thousands)	541	573	593	632	649
Current quarter vs prior quarter	11%	6%	3%	7%	3%
Current quarter vs prior year quarter	81%	71%	55%	30%	20%
Percent of eBay Stores hosted internationally	53%	56%	56%	57%	57%

Rent.com, Shopping.com, and eBay’s classifieds websites are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of the eBay Marketplaces trading platforms. Users may register more than once, and as a result, may have more than one account.

(2)	All users, excluding users of Half.com and Internet Auction, who bid on, bought, or listed an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(3)	Listings on eBay Marketplaces trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(5)	Primarily, GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

(6)	Total number of eBay Stores worldwide, hosted on eBay’s Marketplaces trading platforms as of each respective quarter end.

eBay Inc.

Unaudited Payments Supplemental Operating Data
(In Millions, Except Percentages)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007

Total accounts (1)	113.7	122.5	133.0	143.3	153.1
Current quarter vs prior quarter	8%	8%	9%	8%	7%
Current quarter vs prior year quarter	44%	41%	38%	36%	35%
Active accounts (2)	29.5	30.9	35.1	35.7	35.9
Current quarter vs prior quarter	1%	5%	14%	2%	1%
Current quarter vs prior year quarter	29%	26%	25%	22%	22%
Total number of payments (3)	143.3	146.2	172.0	177.0	172.9
Current quarter vs prior quarter	(4)%	2%	18%	3%	(2)%
Current quarter vs prior year quarter	27%	25%	23%	19%	21%
Total payment volume (4)	$8,856	$9,123	$11,004	$11,359	$11,691
Current quarter vs prior quarter	1%	3%	21%	3%	3%
Current quarter vs prior year quarter	37%	37%	36%	30%	32%
Merchant Services total payment volume as % of total payment volume	35%	37%	36%	39%	42%
Transaction rates (5)
Transaction revenue rate	3.73%	3.73%	3.66%	3.69%	3.70%
Transaction processing expense rate	1.02%	1.07%	1.08%	1.09%	1.12%
Transaction loss rate	0.27%	0.35%	0.41%	0.32%	0.29%

(1)	Cumulative total of all accounts opened, including users who made payments using PayPal but have not registered, excluding accounts that have been closed or locked and excluding payment gateway business accounts. Users may register more than once, and as a result, may have more than one account.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter. Users may register more than once, and as a result, may have more than one account.

(3)	Total number of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(5)	Transaction rates represent the ratio of PayPal transaction revenues (including the payment gateway business), PayPal third-party processing expenses, and PayPal fraud and protection program losses relative to total payment volume.

eBay Inc.
Unaudited Communications Supplemental Operating Data
(In Millions, Except Percentages)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007

Registered users (1)	113.1	135.9	171.2	195.5	219.6
Current quarter vs prior quarter	20%	20%	26%	14%	12%
Current quarter vs prior year quarter	—	—	129%	107%	94%

(1)	Cumulative number of unique user accounts created on Skype. Users may register more than once, and as a result, may have more than one account.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at http://investor.ebay.com or the SEC’s website at www.sec.gov.

Three months ending September 30, 2007
	GAAP	Non-GAAP(a)

Net revenues	$1,775-$1,825	$1,775-$1,825
Diluted EPS	$0.25-$0.27	$0.31-$0.33

Year ending December 31, 2007
	GAAP	Non-GAAP(a)

Net revenues	$7,300-$7,450	$7,300-$7,450
Operating margin	~26%	~33%
Diluted EPS	$1.08-$1.12	$1.34 -$1.38
Effective tax rate	23.5%-24.0%	25.5%-26.0%

(a)	Non-GAAP amounts and percentages reflect estimated quarterly adjustments to exclude the amortization of acquired intangible assets of approximately $55-$60 million and stock-based compensation and payroll taxes on employee stock options of approximately $75-$90 million. See further discussion regarding non-GAAP measures of financial performance on the following pages.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on page 12, 14 and 15 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases, employer payroll taxes on employee non-qualified stock option gains, amortization of acquired intangible assets and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation related to stock options and employee stock purchases.   These expenses consist of expenses for stock options and employee stock purchases under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results.

Employer payroll taxes on employee non-qualified stock option gains.   This amount is dependent on eBay’s stock price and the timing and size of exercise by employees of their stock options, over which management has virtually no control, and as such does not correlate to eBay’s operation of the business.

Amortization of acquired intangible assets.  eBay incurs amortization of acquired intangible assets in connection with acquisitions and investments. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Income taxes associated with certain non-GAAP entries.  This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.
Reconciliation of GAAP to Non-GAAP Operating Income
(In Thousands, Except Percentages)

	Three Months Ended
	June 30,	June 30,
	2006	2007

GAAP Operating Income	$311,414	$456,906
Stock-based compensation expense related to employee stock options and employee stock purchases	85,408	79,621
Payroll tax on stock option exercise	1,609	1,291
Amortization of acquired intangible assets	61,996	56,846

Non-GAAP Operating Income	$460,427	$594,664

Non-GAAP Operating Margin	32.6%	32.4%

Reconciliation of GAAP to Non-GAAP Net Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	June 30,	June 30,
	2006	2007

GAAP Net Income	$249,994	$375,824
Stock-based compensation expense related to employee stock options and employee stock purchases	85,408	79,621
Payroll tax on stock option exercise	1,609	1,291
Amortization of acquired intangible assets	61,996	56,846
Income taxes associated with certain non-GAAP entries	(48,260)	(42,532)

Non-GAAP Net Income	$350,747	$471,050

Diluted net income per share:
GAAP	$0.17	$0.27

Non-GAAP	$0.24	$0.34

Shares used in diluted net income per-share calculation	1,435,757	1,378,697

Reconciliation of GAAP to Non-GAAP Effective Tax Rate
(In Thousands, Except Percentages)

	Three Months Ended
	June 30,	March 31,	June 30,
	2006	2007	2007

GAAP Provision for income taxes (a)	$86,120	$116,129	$112,315
Income taxes associated with certain non-GAAP entries	48,260	42,315	42,532

Non-GAAP Provision for income taxes (b)	$134,380	$158,444	$154,847

GAAP Income before income taxes (c)	$336,114	$493,305	$488,139
Stock-based compensation expense related to employee stock options and employee stock purchases	85,408	71,950	79,621
Payroll tax on stock option exercise	1,609	1,778	1,291
Amortization of acquired intangible assets	61,996	51,890	56,846

Non-GAAP income before income taxes (d)	$485,127	$618,923	$625,897

GAAP effective tax rate (a/c)	26%	24%	23%

Non-GAAP effective tax rate (b/d)	28%	26%	25%

Reconciliation of Operating Cash Flows to Free Cash Flow
(In Thousands)

	Three Months Ended
	June 30,	June 30,
	2006	2007

Net cash provided by operating activities	$515,513	$654,585
Less: Purchases of property and equipment, net	(148,432)	(121,328)

Free cash flow	$367,081	$533,257